Exhibit 99.1

RiceBran Technologies Secures $1.8 Million Loan under CARES Act Paycheck Protection Program Provision

THE WOODLANDS, Texas, April 16, 2020 /PRNewswire/ — RiceBran Technologies (RIBT) (also the “Company” or “RBT”), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced today it received a $1.8 million loan through Spirit of Texas Bank SSB under the United States Small Business Administration’s (SBA) Payroll Protection Program (PPP) contained within the new Coronavirus Aid, Relief, and Economic Security (CARES) Act.

The two-year, SBA administered PPP loan has an interest rate of 1.00% per annum, with initial principal and interest payments deferred for six months. PPP loan proceeds will primarily be used for payroll costs and to retain workers, and, if used for payroll and certain other permitted expenses, the principal and unpaid interest may be forgiven.

“RiceBran is thankful the CARES Act is supporting small U.S. businesses and their employees during this unprecedented time,” said Brent Rystrom, President and CEO of RiceBran. “Along with the proceeds raised through our secondary offering in December 2019, and unused capacity from our factoring facility with Republic Business Credit, the $1.8 million PPP loan further strengthens our balance sheet.  While our company continues to be fully operational, this increased liquidity will help us to maintain payroll and support our business through the difficulties caused by the COVID-19 pandemic.”

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company servicing the food, animal nutrition and specialty products markets. We utilize our proprietary processes to convert rice bran, one of the world’s most underutilized food source, into a number of highly nutritious and clean label ingredient products. The global target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in our filings with the SEC and by visiting our website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, the company’s expected uses of the proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting the company’s operations, markets, products and services. The company identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of the company’s most recent Annual Report on Form 10-K, as may be supplemented or amended by the company’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the company assumes no obligation to update any forward-looking statements.

Investor Relations Contact:

Ascendant Partners, LLC
Richard Galterio
Telephone: +1-732-410-9810
eMail: rich@ascendantpartnersllc.com